Seligman New Technologies Fund II
                                                                   Symbol: XSNTX


                                          Fund Fact Sheet as of March 31, 2001
------------------------------------------------------------------------------
Fund Objective

The Fund seeks long-term capital appreciation by investing in companies considered by Seligman to rely significantly on technological events or advances in their product development, production, or operations. The Fund seeks to identify and invest in companies that will bring us tomorrow's technologies, including private companies typically not available to the general public.

Inception Date: June 22, 2000

Per-Share Net Asset Value as of 3/31/01: $14.42

Fund Performance*
Total Return as of 3/31/01                    Without               With
                                          Sales Charges         Sales Charges
Since Inception                              (39.16)%             (42.32)%

Market Overview

We believe the difficulties of last year, while disconcerting, have created long-term opportunities in the broad technology market. We will take this opportunity to invest in what we believe are the best companies in technology, where valuations have become reasonable again, and where the current business environment is reflected in stock prices. We believe we will emerge from this difficult period with a strengthened portfolio of prime tech stocks. Venture capital remains an area of extreme focus for us and we have continued to invest significantly in the private category, having made over $40 million of investments there year-to-date. In the near term, there will almost certainly be continued volatility in the technology markets, both negative and positive. We will not, however, be overly influenced by these short-term fluctuations in the market. We believe that fundamentals will return for technology companies by the fourth quarter of 2001 or the first quarter of 2002, when we could be in position for four to six consecutive quarters of significant year-over-year revenues and earnings-per-share growth.

------------------------------------------------------------------------------
* Past performance is no guarantee of future results. Total return assumes the reinvestment of all divi-dends and distributions. Returns are calculated without and with the effect of the initial 5.2% maxi-mum sales charge. If sales charges had been reflected, performance would have been lower. The return figure above is not annualized. The rate of return will vary and the principal value of an investment will fluctuate. Shares, if redeemed, may be worth more or less than their original cost. In addition, an investment in the Fund involves investment risks, including the possible loss of principal.

Seligman New Technologies Fund II is closed to new investment. This material is not an offer, or a solicitation of an offer, to purchase any securities or other financial instruments, and may not be so construed. The views and opinions expressed are those of J. & W. Seligman & Co. Incorporated, are provided for general information only, and do not constitute specific tax, legal, or investment advice to, or recommendations for, any person. There can be no guarantee as to the accuracy of market forecasts. Opinions, estimates, and forecasts may be changed without notice.

Fund Holdings                           Venture Capital Top Sectors
as a percentage of net assets                                     Percent of
[graphic omitted]                                                 Net Assets
                                        Internet and New Media       20.9%
Cash/Short-Term Securities - 20.8%      Broadband and Fiber Optics    9.4
Public Companies           - 43.8%      Digital Platform              2.0
Venture Capital            - 35.4%      Wireless Communications       1.6
                                        Biometric Software            0.5

                                        Public Top Sectors
                                                                  Percent of
                                                                  Net Assets
                                        Computer Software            11.2%
                                        Electronics Capital
                                         Equipment                    5.4
                                        Internet/Online               4.6
                                        Media                         3.2
                                        Information Services          3.2


Top Public Holdings                     Top Venture Capital Holdings

AOL Time Warner                         Netigy
Internet/Media                          Broadband/Fiber Optics

Nasdaq 100 Trust, Series 1              FusionOne
Technology Index                        Internet/New Media

Intuit                                  MarketSoft
Software and Programming                Internet/New Media

Rational Software                       Epicentric
Software and Programming                Digital Platform

Peregrine Systems                       Pure Markets
Software and Programming                Internet/New Media

CSG Systems International               Allegis
Information Services                    Internet/New Media

Wind River Systems                      Juniper Financial
Software and Programming                Internet/New Media

Loudcloud                               Vividence
Software and Programming                Internet/New Media

CNET Networks                           Calient Networks
Computer Services                       Broadband/Fiber Optics

Crown Castle International              Metro-Optix
Communications Services                 Broadband/Fiber Optics



      The Fund is actively managed and its holdings are subject to change.

The Fund invests primarily in the stock of technology companies, including private companies typically not available to the general public. This venture capital investing is highly speculative. Additionally, technology stocks may be subject to increased government regulation and offer limited liquidity. Investments concentrated in one economic sector, such as technology, may be subject to greater price fluctuations than a portfolio of diversified investments. The stocks of smaller companies may be subject to above-average market price fluctuations. Please consult the Fund's prospectus for more information about risk.



--------------------------------------------------------------------------------
EQNTF II 3/01                             Distributed by Seligman Advisors, Inc.